SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                AMENDMENT NO. 1

Filed by the Registrant    [X]

Filed by Party other than the Registrant    [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                               CEL-SCI CORPORATION
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                    William T. Hart - Attorney for Registrant
             -----------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act Rule
    14a-6(i)(3)

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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


                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 20, 2012
To the Shareholders:

     Notice is hereby given that the annual meeting of the shareholders of CEL-SCI Corporation ("CEL-SCI") will be held at 4820-C Seton Drive, Baltimore, MD 21215, on April 20, 2012, at 10:30 a.m. local time, for the following purposes:

     (1) to elect the directors who shall constitute CEL-SCI's Board of Directors for the ensuing year;

     (2) to approve the adoption of CEL-SCI's 2012 Incentive Stock Option Plan which provides that up to 2,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Incentive Stock Option Plan;

     (3) to approve the adoption of CEL-SCI's 2012 Non-Qualified Stock Option Plan which provides that up to 2,000,000 shares of common stock may be issued upon the exercise of options granted pursuant to the Non-Qualified Stock Option Plan;

     (4) to approve the adoption of CEL-SCI's 2012 Stock Bonus Plan which provides that up to 2,000,000 shares of common stock may be issued to persons granted stock bonuses pursuant to the Stock Bonus Plan;

     (5) to approve an amendment to CEL-SCI's Stock Compensation Plan to provide for the issuance of up to 2,000,000 additional restricted shares of common stock to CEL-SCI's directors, officers, employees and consultants for services provided to the Company;

     (6) to approve an amendment to CEL-SCI's Articles of Incorporation such that CEL-SCI would be authorized to issue up to 600,000,000 shares of common stock; and

     (7) to ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2012;

     to transact such other business as may properly come before the meeting.

     January 31, 2012 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of January 31, 2012, there were 246,878,579 outstanding shares of CEL-SCI's common stock.

                                       CEL-SCI CORPORATION


March __, 2012                         Geert R. Kersten, Chief Executive Officer



      PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ATTACHED PROXY CARD,
       AND SIGN, DATE AND RETURN THE PROXY CARD, OR VOTE VIA THE INTERNET
                                 ORBY TELEPHONE

                    TO SAVE THE COST OF FURTHER SOLICITATION,
                              PLEASE VOTE PROMPTLY


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

                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                    Suite 802
                             Vienna, Virginia 22l82
                                 (703) 506-9460

                                 PROXY STATEMENT

     The accompanying proxy is solicited by CEL-SCI's directors for voting at the annual meeting of shareholders to be held on April 20, 2012, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to CEL-SCI at the address shown above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was mailed to shareholders of record on or about March 9, 2012.

     There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of common stock voting in person or represented by proxy is required to elect directors. Cumulative voting in the election of directors is not permitted. The adoption of the other proposals to come before the meeting will require the approval of a majority of votes cast at the meeting.

     Shares of CEL-SCI's common stock represented by properly executed proxies that reflect abstentions or "broker non-votes" will be counted as present for purposes of determining the presence of a quorum at the annual meeting. "Broker non-votes" represent shares held by brokerage firms in "street-name" with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary voting authority. Abstentions and broker non-votes will not be counted as having voted against the proposals to be considered at the meeting.

PRINCIPAL SHAREHOLDERS

     The following table lists, as of January 31, 2012, the shareholdings of (i) each person owning beneficially 5% or more of CEL-SCI's common stock (ii) each officer who received compensation in excess of $100,000 during CEL-SCI's most recent fiscal year and (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.


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

Name and Address                   Number of Shares (1)    Percent of Class (3)
----------------                   ----------------        ----------------

Maximilian de Clara                   6,457,023                   2.6%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                      9,349,709 (2)               3.7%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Patricia B. Prichep                   3,064,037                   1.2%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Eyal Talor, Ph.D.                     1,877,656                   0.8%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Daniel H. Zimmerman, Ph.D.            1,551,620                   0.6%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

John Cipriano                           372,667                   0.2%
8229 Boone Blvd., Suite 802
Vienna, VA  22182

Alexander G. Esterhazy                  920,489                   0.4%
20 Chemin du Pre-Poiset
CH- 1253 Vandoeuvres
Geneve, Switzerland

C. Richard Kinsolving, Ph.D.          1,096,247                   0.4%
P.O. Box 20193
Bradenton, FL 34204-0193

Peter R. Young, Ph.D.                   962,757                   0.4%
5458 Beacon Hill Drive
Frisco, TX 75034

All Officers and Directors           25,652,205                   9.6%
as a Group (9 persons)


(1) Includes shares issuable prior to March 31, 2012 upon the exercise of options or warrants granted to the following persons:

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

                                          Options or Warrants Exercisable
      Name                                      Prior to  March 31, 2012
      ----                                --------------------------------

      Maximilian de Clara                        6,205,789
      Geert R. Kersten                           5,933,009
      Patricia B. Prichep                        2,202,296
      Eyal Talor, Ph.D.                          1,402,719
      Daniel Zimmerman                           1,184,000
      John Cipriano                                372,667
      Alexander G. Esterhazy                       687,332
      C. Richard Kinsolving, Ph.D.                 794,000
      Peter R. Young, Ph.D.                        714,999

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(3) Amount includes shares referred to in (1) above but excludes shares which may be issued upon the exercise or conversion of other options, warrants and other convertible securities previously issued by CEL-SCI.

ELECTION OF DIRECTORS

     Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the current directors listed below to serve as members of the Board of Directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

     All current directors have consented to stand for re-election. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

     All of CEL-SCI's directors have served as directors for a significant period of time. Consequently, their long-standing experience with CEL-SCI qualifies them to be directors.

    Information concerning CEL-SCI's officers and directors follows:

Name                     Age    Position
----                     ---    --------

Maximilian de Clara       82    President and Chairman of the Board of Directors
Geert R. Kersten, Esq.    53    Chief Executive Officer, Treasurer and a
                                Director
Patricia B. Prichep       61    Senior Vice President of Operations and
                                Secretary
Dr. Eyal Talor            56    Chief Scientific Officer
Dr. Daniel H. Zimmerman   71    Senior  Vice President of  Research, Cellular
                                Immunology
John Cipriano             70    Senior Vice President of Regulatory Affairs

Name                     Age    Position
----                     ---    --------

Alexander G. Esterhazy    70    Director
Dr. C. Richard
 Kinsolving               76    Director
Dr. Peter R. Young        67    Director

     The directors of CEL-SCI serve in such capacity until the next annual meeting of CEL-SCI's shareholders and until their successors have been duly elected and qualified. The officers of CEL-SCI serve at the discretion of CEL-SCI's directors.

     Mr. Maximilian de Clara, by virtue of his position as an officer and director of CEL-SCI, may be deemed to be the "parent" and "founder" of CEL-SCI as those terms are defined under applicable rules and regulations of the SEC.

     The principal occupations of CEL-SCI's officers and directors, during the past several years, are as follows:

     Maximilian de Clara has been a Director of CEL-SCI since its inception in March l983, and has been President of CEL-SCI since July l983. Prior to his affiliation with CEL-SCI, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.

     Geert Kersten has served in his current leadership role at CEL-SCI since 1995. Mr. Kersten has been with CEL-SCI from the early days of its inception since 1987. He has been involved in the pioneering field of cancer immunotherapy for almost two decades and has successfully steered CEL-SCI through many challenging cycles in the biotechnology industry. Mr. Kersten also provides CEL-SCI with significant expertise in the fields of finance and law and has a unique vision of how the company's Multikine product will change the way cancer is treated. Prior to CEL-SCI, Mr. Kersten worked at the law firm of Finley & Kumble and worked at Source Capital, an investment banking firm located in McLean, VA. He is a native of Germany, graduated from Millfield School in England, and completed his studies in the US. Mr. Kersten completed his Undergraduate Degree in Accounting, received an M.B.A. from George Washington University, and a law degree (J.D.) from American University in Washington, DC.

     Patricia B. Prichep joined CEL-SCI in 1992 and has been CEL-SCI's Senior Vice President of Operations since March 1994. Between December 1992 and March 1994, Ms. Prichep was CEL-SCI's Director of Operations. Ms. Prichep became CEL-SCI's Corporate Secretary in May 2000. She is responsible for all day-to-day operations of the Company, including human resources and is the liaison with CEL-SCI's independent registered public accounting firm for financial reporting. From June 1990 to December 1992, Ms. Prichep was the Manager of Quality and

Productivity for the NASD's Management, Systems and Support Department. She was responsible for the internal auditing and work flow analysis of operations. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd. She handled all operations and compliance for the company and was licensed as a securities broker. Ms. Prichep received her B.A. from the University of Bridgeport in Connecticut.

     Eyal Talor, Ph.D. joined CEL-SCI in October 1993. In October 2009, Dr. Talor was promoted to Chief Scientific Officer. Prior to this promotion he was the Senior Vice president of Research and Manufacturing since March of 1994. He is a clinical immunologist with over 19 years of hands-on management of clinical research and drug development for immunotherapy application; pre-clinical to Phase III, in the biopharmaceutical industry. His expertise includes; biopharmaceutical R&D and Biologics product development, GMP (Good Manufacturing Practices) manufacture, Quality Control testing, and the design and building of GMP manufacturing and testing facilities. He served as Director of Clinical Laboratories (certified by the State of Maryland) and has experience in the design of clinical trials (Phase I - III) and GCP (Good Clinical Practices) requirements. He also has broad experience in the different aspects of biological assay development, analytical methods validation, raw material specifications, and QC (Quality Control) tests development under FDA/GMP, USP, and ICH guidelines. He has extensive experience in the preparation of documentation for IND and other regulatory submissions. His scientific area of expertise encompasses immune response assessment. He is the author of over 25 publications and has published a number of reviews on immune regulations in relation to clinical immunology. Before coming to CEL-SCI, he was Director of R&D and Clinical Development at CBL, Inc., Principal Scientist - Project Director, and Clinical Laboratory Director at SRA Technologies, Inc. Prior to that he was a full time faculty member at The Johns Hopkins University, Medical Intuitions; School of Public Health. He holds two US patents; one on Multikine's composition of matter and method of use in cancer, and one on a platform Peptide technology (`Adapt') for the treatment of autoimmune diseases, asthma, allergy, and transplantation rejection. He also has numerous product and process inventions as well as a number of pending US and PCT patent applications. He received his Ph.D. in Microbiology and Immunology from the University of Ottawa, Ottawa, Ontario, Canada, and had post-doctoral training in clinical and cellular immunology at The John Hopkins University, Baltimore, Maryland, USA. He holds an Adjunct Associate teaching position at the Johns Hopkins University Medical Institutions.

     Daniel H. Zimmerman, Ph.D., has been CEL-SCI's Senior Vice President of Cellular Immunology between 1996 and December 2008 and again since November 2009. He joined CEL-SCI in January 1996 as the Vice President of Research, Cellular Immunology. Dr. Zimmerman founded CELL-MED, Inc. and was its president from 1987-1995. From 1973-1987, Dr. Zimmerman served in various positions at Electronucleonics, Inc. His positions included: Scientist, Senior Scientist, Technical Director and Program Manager. Dr Zimmerman held various teaching positions at Montgomery College between 1987 and 1995. Dr. Zimmerman holds over a dozen US patents as well as many foreign equivalent patents. He is the author of over 40 scientific publications in the area of immunology and infectious diseases. He has been awarded numerous grants from NIH and DOD. From 1969-1973, Dr. Zimmerman was a Senior Staff Fellow at NIH. For the following 25 years, he continued on at NIH as a guest worker. Dr Zimmerman received a Ph.D. in Biochemistry in 1969, a Masters in Zoology in 1966 from the University of Florida and a B.S. in Biology from Emory and Henry College in 1963.

     John Cipriano, has been CEL-SCI's Senior Vice President of Regulatory Affairs between March 2004 and December 2008 and again since October 2009. Mr. Cipriano brings to CEL-SCI over 30 years of experience in both biotech and pharmaceutical companies. In addition, he held positions at the United States Food and Drug Administration (FDA) as Deputy Director, Division of Biologics Investigational New Drugs, Office of Biologics Research and Review and was the Deputy Director, IND Branch, Division of Biologics Evaluation, Office of Biologics. Mr. Cipriano completed his B.S. in Pharmacy from the Massachusetts College of Pharmacy in Boston, Massachusetts and his M.S. in Pharmaceutical Chemistry from Purdue University in West Lafayette, Indiana.

     Alexander G. Esterhazy has been a Director of CEL-SCI since December 1999 and has been an independent financial advisor since November 1997. Between July 1991 and October 1997, Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1988 and July 1991, Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as vice president of DG Finance (Paris) and was the President and Chief Executive officer of DG-Bourse, a securities brokerage firm.

     C. Richard Kinsolving, Ph.D. has been a Director of CEL-SCI since April 2001. Since February 1999, Dr. Kinsolving has been the Chief Executive Officer of BioPharmacon, a pharmaceutical development company. Between December 1992 and February 1999, Dr. Kinsolving was the President of Immuno-Rx, Inc., a company engaged in immuno-pharmaceutical development. Between December 1991 and September 1995, Dr. Kinsolving was President of Bestechnology, Inc. a nonmedical research and development company producing bacterial preparations for industrial use. Dr. Kinsolving received his Ph.D. in Pharmacology from Emory University
(1970), his Masters degree in  Physiology/Chemistry  from Vanderbilt  University
(1962),  and his Bachelor's degree in Chemistry from Tennessee Tech.  University
(1957).

     Peter R. Young, Ph.D. has been a Director of CEL-SCI since August 2002. Dr. Young has been a senior executive within the pharmaceutical industry in the United States and Canada for most of his career. Over the last 20 years he has primarily held positions of Chief Executive Officer or Chief Financial Officer and has extensive experience with acquisitions and equity financings. Since November 2001, Dr. Young has been the President of Agnus Dei, LLC, which acts as a partner in an organization managing immune system clinics which treat patients with diseases such as cancer, multiple sclerosis and hepatitis. Since January 2003, Dr. Young has been the President and Chief Executive Officer of SRL Technology, Inc., a company involved in the development of pharmaceutical (drug) delivery systems. Between 1998 and 2001, Dr. Young was the Chief Financial Officer of Adams Laboratories, Inc. Dr. Young received his Ph.D. in Organic Chemistry from the University of Bristol, England (1969), and his Bachelor's degree in Honors Chemistry, Mathematics and Economics also from the University of Bristol, England (1966).

     All of CEL-SCI's officers devote substantially all of their time to CEL-SCI's business.

     CEL-SCI's Board of Directors does not have a "leadership structure", as such, since each director is entitled to introduce resolutions to be considered by the Board and each director is entitled to one vote on any resolution considered by the Board. CEL-SCI's Chief Executive Officer is not the Chairman of CEL-SCI's Board of Directors.

     CEL-SCI's Board of Directors has the ultimate responsibility to evaluate and respond to risks facing CEL-SCI. CEL-SCI's Board of Directors fulfills its obligations in this regard by meeting on a regular basis and communicating, when necessary, with CEL-SCI's officers.

     Alexander G. Esterhazy, Dr. C. Richard Kinsolving and Dr. Peter R. Young are independent directors as that term is defined in section 803 of the listing standards of the NYSE Amex.

     CEL-SCI has adopted a Code of Ethics which is applicable to CEL-SCI'S principal executive, financial, and accounting officers and persons performing similar functions. The Code of Ethics is available on CEL-SCI's website, located at www.cel-sci.com.

     If a violation of this code of ethics act is discovered or suspected, the Senior Officer must (anonymously, if desired) send a detailed note, with relevant documents, to CEL-SCI's Audit Committee, c/o Dr. Peter Young, 5458 Beacon Hill Drive, Frisco, Texas 75034.

     CEL-SCI's Board of Directors met four times during the fiscal year ended September 30, 2011. All of the Directors attended three of these meetings, either in person or by telephone conference call, with the exception of Mr. de Clara and Dr. Kinsolving. In addition, the Board of Directors had a number of informal telephonic meetings during the course of the year.

     For purposes of electing directors at its annual meeting CEL-SCI does not have a nominating committee or a committee performing similar functions.
CEL-SCI's Board of Directors does not believe a nominating committee is necessary since CEL-SCI's Board of Directors is small and the Board of Directors as a whole performs this function. The nominees to the Board of Directors are selected by a majority vote of CEL-SCI's independent directors.

     CEL-SCI does not have any policy regarding the consideration of director candidates recommended by shareholders since a shareholder has never recommended a nominee to the Board of Directors and under Colorado law, any shareholder can nominate a person for election of a director at the annual shareholders' meeting. However, CEL-SCI's Board of Directors will consider candidates recommended by shareholders. To submit a candidate for the Board of Directors the shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to CEL-SCI's Chief Executive Officer, at the address shown on the cover page of this proxy statement. The Board has not established any specific qualifications or skills a nominee must meet to serve as a director. Although the Board does not have any process for identifying and evaluating director nominees, the Board does not believe there would be any differences in the manner in which the Board evaluates nominees submitted by shareholders as opposed to nominees submitted by any other person.

     CEL-SCI does not have a policy with regard to Board member's attendance at annual meetings. All Board members, with the exception of Mr. de Clara and Mr. Esterhazy, attended the last annual shareholder's meeting held on April 15, 2011.

     Holders of CEL-SCI's common stock can send written communications to CEL-SCI's entire Board of Directors, or to one or more Board members, by addressing the communication to "the Board of Directors" or to one or more directors, specifying the director or directors by name, and sending the communication to CEL-SCI's offices in Vienna, Virginia. Communications addressed to the Board of Directors as whole will be delivered to each Board member. Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

     Security holder communications not sent to the Board of Directors as a whole or to specified Board members are not relayed to Board members.

Executive Compensation
----------------------

Compensation Discussion and Analysis

     This Compensation Discussion and Analysis (CD&A) outlines CEL-SCI's compensation philosophy, objectives and process for its executive officers. This CD&A includes information on how compensation decisions are made, the overall objectives of CEL-SCI's compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding CEL-SCI's executive officer compensation program.

     The Compensation Committee determines the compensation of CEL-SCI's Chief Executive Officer and President and delegates to the Chief Executive Officer the responsibility to determine the base salaries of all officers other than himself under the constraints of an overall limitation on the total amount of compensation to be paid to them.

Compensation Philosophy
-----------------------

     CEL-SCI's compensation philosophy extends to all employees, including executive officers, and is designed to align employee and shareholder interests. The philosophy's objective is to pay fairly based upon the employee's position, experience and individual performance. Employees may be rewarded through additional compensation when CEL-SCI meets or exceeds targeted business objectives. Generally, under CEL-SCI's compensation philosophy, as an employee's level of responsibility increases, a greater portion of his or her total potential compensation becomes contingent upon annual performance.

     A  substantial   portion  of  an  executive's   compensation   incorporates
performance criteria that support and reward achievement of CEL-SCI's long term business goals.

     The fundamental principles of CEL-SCI's compensation philosophy are described below:

     o Market-driven. Compensation programs are structured to be competitive both in their design and in the total compensation that they offer.

     o    Performance-based.   Certain  officers  have  some  portion  of  their
          incentive compensation linked to CEL-SCI's performance. The application of performance measures as well as the form of the reward may vary depending on the employee's position and responsibilities.

     Based on a review of its compensation programs, CEL-SCI does not believe that such programs encourage any of its employees to take risks that would be likely to have a material adverse effect on CEL-SCI. CEL-SCI reached this conclusion based on the following:

     o The salaries paid to employees are consistent with the employees' duties and responsibilities.

     o Employees who have high impact relative to the expectations of their job duties and functions are rewarded.

     o CEL-SCI retains employees who have skills critical to its long term success.

Review of Executive Officer Compensation

     CEL-SCI's current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the options or restricted stock to be awarded for the next year.

     CEL-SCI does not have a policy with regard to the adjustment or recovery of awards or payments if our relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Components of Compensation--Executive Officers

     CEL-SCI's executive officers are compensated through the following three components:

     o    Base Salary

     o    Long-Term Incentives (stock options and/or grants of stock)

     o    Benefits

     These components provide a balanced mix of base compensation and compensation that is contingent upon each executive officer's individual performance. A goal of the compensation program is to provide executive officers with a reasonable level of security through base salary and benefits. CEL-SCI wants to ensure that the compensation programs are appropriately designed to encourage executive officer retention and motivation to create shareholder value. The Compensation Committee believes that CEL-SCI's stockholders are best served when CEL-SCI can attract and retain talented executives by providing compensation packages that are competitive but fair.

     In past years, base salaries, benefits and incentive compensation opportunities were generally targeted near the median of general survey market data derived from indices covering similar biotech/pharmaceutical companies. The companies included Achillion Pharmaceuticals, Inc., Acura Pharmaceutical, Inc., Alimera Sciences, Inc., Agenus Inc., ARCA biopharma (ARCA Discovery), Cadence Pharmaceuticals, Inc., Chelsea Therapeutics, Inc., Cortex Pharmaceuticals, Inc., EpiCept Corp., IGI Laboratories Inc., Inhibitex, Inc., Medicis Technologies Corp., NeurogesX, Inc., Orexigen Therapeutics Inc., Pharmacyclics, Inc., Resverlogix Corp., SCOLR Pharma, Inc., StemCells, Inc., Psychemedics Corporation, Molecular Insight Pharmaceuticals, Inc., Nabi Biopharmaceuticals, NuPathe Inc. and POZEN, Inc. CEL-SCI has not used third party consultants to provide it with recommendations or reports.

Base Salaries
-------------

     Base salaries generally have been targeted to be competitive when compared to the salary levels of persons holding similar positions in other pharmaceutical companies and other publicly traded companies of comparable size. Each executive officer's respective responsibilities, experience, expertise and individual performance are considered.

     A further consideration in establishing compensation for the senior employees is their long term history with CEL-SCI. Taken into consideration are factors that have helped CEL-SCI survive in times when it was financially extremely weak, such as: willingness to accept salary cuts, willingness not to be paid at all for extended time periods, and in general an attitude that helped CEL-SCI survive during financially difficult times. For example, Geert Kersten, Maximilian de Clara and Patricia Prichep were without any salary between September 2008 and June 2009. Other senior members took substantial salary cuts, all geared towards helping CEL-SCI survive. In all of these cases the officers continued to work without any guarantee of payment.

Long-Term Incentives
--------------------

     Stock grants and option grants help to align the interests of CEL-SCI's employees with those of its shareholders. Options and stock grants are made under CEL-SCI's Stock Option, Stock Bonus and Stock Compensation Plans. Options are granted with exercise prices equal to the closing price of CEL-SCI's common stock on the day immediately preceding the date of grant, with pro rata vesting at the end of each of the following three years.

     CEL-SCI believes that grants of equity-based compensation:

     o Enhance the link between the creation of shareholder value and long-term executive incentive compensation;

     o    Provide focus, motivation and retention incentive; and

     o    Provide competitive levels of total compensation.


     CEL-SCI's management believes that the pricing for biotechnology stocks is highly inefficient until the time of product sales. As such any long term compensation tied to progress as measured by share price is not as efficient as it should be. However, CEL-SCI's Compensation Committee has not been able to substitute a better measurement and therefore continues to believe that stock grants and option grants best align the needs of the corporation and the employee with those of the shareholders.

Benefits
--------

     In addition to cash and equity compensation programs, executive officers participate in the health and welfare benefit programs available to other employees. In a few limited circumstances, CEL-SCI provides other benefits to certain executive officers, such as car allowances.

     All executive officers are eligible to participate in CEL-SCI's 401(k) plan on the same basis as its other employees. CEL-SCI matches 100% of each employee's contribution up to the first 6% of his or her salary.

     The following table sets forth in summary form the compensation received by
(i) the Chief Executive Officer of CEL-SCI and (ii) by each other executive officer of CEL-SCI who received in excess of $100,000 during the three fiscal years ended September 30, 2011.


                                                                      All Other
                                                   Restric-            Annual
                                                  ted Stock    Option  Compen-
Name and Princi-        Fiscal    Salary   Bonus   Awards      Awards   sation
 pal Position            Year      (1)      (2)      (3)        (4)      (5)       Total
--------------------    ------    ------   -----  ---------    ------ ----------   -----
                                     $       $       $           $        $          $
Maximilian de Clara,     2011     363,000    --        --    176,709     105,226    644,935
President                2010     363,000    --        --    107,424     102,186    572,610
                         2009     334,720    --   205,000    531,236(8)   83,274  1,154,230

Geert R. Kersten,        2011     464,005    --    14,700    207,314      57,656    743,675
Chief Executive          2010     454,009  220,995 11,025    128,909      55,309    870,247
Officer and              2009     408,691    --     5,000  1,735,284(8)   34,892  2,183,867
Treasurer

Patricia B. Prichep      2011     204,013    --    12,541     99,141       6,031    321,726
Senior Vice President    2010     199,898    --    11,790     64,455       6,027    282,170
of Operations and        2009     174,913    --        --  1,142,155(8)    4,225  1,321,293
Secretary

                                       13

Eyal Talor, Ph.D.        2011     251,861    --     9,600    100,362       6,031    367,854
Chief Scientific         2010     239,868    --    15,623     64,455       6,027    325,973
Officer                  2009     212,265    --        --  1,044,566(8)    4,225  1,261,056

Daniel Zimmerman, Ph.D.  2011     193,260    --    11,896     98,948       6,031    310,135
Senior Vice President    2010     165,800    --     9,233     64,455       5,027    244,515
of Research. Cellular    2009      47,124    --        --         --         875     47,999
Immunology (6)

John Cipriano            2011     178,870    --        --     91,815          31   270,716
Senior Vice President    2010     175,952    --        --    240,711          27    416,690
of Regulatory Affairs (7)2009      48,594    --        --         --          25    48,619

(1)  The dollar value of base salary (cash and non-cash) earned.

(2)  The dollar value of bonus (cash and non-cash) earned.

(3) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table. In the case of Mr. de Clara, during three years ended September 30, 2011, 2010, and 2009, $0, $0 and $200,000, respectively, were paid in restricted shares of CEL-SCI's common stock which cannot be sold in the public market for a period of three years after the date of issuance. In the case of all other persons listed in the table, the shares were issued as CEL-SCI's contribution on behalf of the named officer to CEL-SCI's 401(k) retirement plan and restricted shares issued at the market price from the Stock Compensation Plan. The value of all stock awarded during the periods covered by the table are calculated according to ASC 718-10-30-3 which represented the grant date fair value.

(4) The greatest part of the value in FY 2009 was derived from options awarded to employees who did not collect a salary, or reduced or deferred their salary between September 15, 2008 and June 30, 2009. For example, Mr. de Clara, Mr. Kersten and Ms. Prichep did not collect any salary between September 30, 2008 and June 30, 2009. The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718-10-30-3 which represented the grant date fair value.

(5) All other compensation received that CEL-SCI could not properly report in any other column of the table including annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, CEL-SCI with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, CEL-SCI and car allowances paid by CEL-SCI. Includes board of directors fees for Mr. de Clara and Mr. Kersten.

(6) Dr. Zimmerman was CEL-SCI's Senior Vice President of Research, Cellular Immunology between January 1996 and December 2008 and since November 2009.

(7) Mr. Cipriano was CEL-SCI's Senior Vice President of Regulatory Affairs between March 2004 and December 2008 and since October 2009.

(8) In 2009, the CEL-SCI made performance share awards to the senior management which entitles these employees to receive a specified number of options to purchase the Company's common stock provided that certain milestones are met. One third of the options can be exercised when the first 400 patients are enrolled in CEL-SCI's Phase III head and neck cancer clinical trial. One third of the options can be exercised when all of the patients have been enrolled in the Phase III clinical trial. One third of the options can be exercised when the Phase III trial is completed. The grant-date fair value of these options awarded to the senior management of the Company amounts to $3.3 million in total. A major consideration in the valuation of these options is the likelihood of the CEL-SCI reaching these milestones. CEL-SCI's management has assumed the likelihood of these milestones being reached to be 100%.

Employee Pension, Profit Sharing or Other Retirement Plans
----------------------------------------------------------

     CEL-SCI  has a  defined  contribution  retirement  plan,  qualifying  under
Section 401(k) of the Internal Revenue Code and covering substantially all CEL-SCI's employees. CEL-SCI's contribution to the plan is made in shares of CEL-SCI's common stock. Each participant's contribution is matched by CEL-SCI with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $1,000 or 6% of the participant's total compensation. CEL-SCI's contribution of common stock is valued each quarter based upon the closing price of its common stock. The fiscal 2011 expenses for this plan were $154,100. Other than the 401(k) Plan, CEL-SCI does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors During Year Ended September 30, 2011
--------------------------------------------------------------
                                       Stock         Option
Name                 Paid in Cash    Awards (1)     Awards (2)         Total
----                 ------------    ----------     ----------        -------


Maximilian de Clara    $ 40,000           -         $ 176,709         $ 216,709
Geert Kersten          $ 40,000           -         $ 207,314         $ 247,314
Alexander Esterhazy    $ 44,000           -         $  91,815         $ 135,815
C. Richard Kinsolving  $ 44,000           -         $  91,815         $ 135,815
Peter R. Young         $ 44,000           -         $  91,815         $ 135,815

(1)  The fair value of stock issued for services.

(2) The fair value of options granted computed in accordance with ASC 718-10-30-3 on the date of grant which represents their grant date fair value.

     Directors' fees paid to Maximilian de Clara and Geert Kersten are also included in the Executive Compensation table.

Employment Contracts
--------------------

Maximilian de Clara

     In April 2005, CEL-SCI entered into a three-year employment agreement with Maximilian de Clara, CEL-SCI's President. The employment agreement provided that CEL-SCI would pay Mr. de Clara an annual salary of $363,000 during the term of the agreement. On September 8, 2006 Mr. de Clara's Employment Agreement was amended and extended to April 30, 2010. The terms of the amendment to Mr. de Clara's employment agreement are referenced in a report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2006. On August 30, 2010, Mr. de Clara's employment agreement, as amended on September 8, 2006, was extended to August 30, 2013.

     In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, the agreement allows Mr. de Clara to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary ($544,500) and the unvested portion of any stock options would vest immediately ($284,794). For purposes of the employment agreement, a change in the control of CEL-SCI means the sale of more than 50% of the outstanding shares of CEL-SCI's common stock, or a change in a majority of CEL-SCI's directors.

     The employment agreement will also terminate upon the death of Mr. de Clara, Mr. de Clara's physical or mental disability, the conviction of Mr. de Clara for any crime involving fraud, moral turpitude, or CEL-SCI's property, or a breach of the employment agreement by Mr. de Clara. If the employment agreement is terminated for any of these reasons, Mr. de Clara, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Geert Kersten

     Effective September 1, 2003, CEL-SCI entered into a three-year employment agreement with Mr. Kersten. On September 1, 2006, Mr. Kersten's employment agreement was extended to September 1, 2011. On September 1, 2011 CEL-SCI extended its employment agreement with Mr. Kersten to August 31, 2016. During the term of the new employment agreement CEL-SCI will pay Mr. Kersten an annual salary of $464,004. Mr. Kersten will receive at least the same salary increases each year as do other senior executives of CEL-SCI. Increases beyond those, if any, shall be made at the sole discretion of CEL-SCI's directors.

     During the employment term, Mr. Kersten will be entitled to receive any other benefits which are provided to CEL-SCI's executive officers or other full time employees in accordance with CEL-SCI's policies and practices and subject to Mr. Kersten's satisfaction of any applicable condition of eligibility.

     If Mr. Kersten resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of Mr. Kersten's place of employment to a location more than thirty-five (35) miles from his current place of employment, (ii) a significant and material reduction in Mr. Kersten's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on the Mr. Kersten's autonomy in his position, the employment agreement will be terminated.

     In the event that there is a material reduction in Mr. Kersten's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, the agreement allows Mr. Kersten to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 24 months salary ($928,008) and the unvested portion of any stock options would vest immediately ($1,006,809). For purposes of the employment agreement a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreement will also terminate upon the death of Mr. Kersten, Mr. Kersten's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by Mr. Kersten.

     If the employment agreement is terminated for any of the foregoing, Mr. Kersten, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination, any options or bonus shares of CEL-SCI then held by Mr. Kersten will become fully vested and the expiration date of any options which would expire during the four year period following his termination of employment will be extended to the date which is four years after his termination of employment.

Patricia B. Prichep / Eyal Talor, Ph.D.

     On August 30, 2010, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep provides that during the term of the agreement CEL-SCI will pay Ms. Prichep an annual salary of $194,298 plus any increases approved by the Board of Directors during the period of the employment agreement.

     On August 30, 2010, CEL-SCI also entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor provides that during the term of the agreement CEL-SCI will pay Dr. Talor an annual salary of $239,868 plus any increases approved by the Board of Directors during the period of the employment agreement.

     If Ms. Prichep or Dr. Talor resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of employee's place of employment to a location more than thirty-five (35) miles from the employee's current place of employment, (ii) a significant and material reduction in the employee's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on the employee's autonomy in her or his position, the employmentagreement will be terminated and the employee will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the employee will vest immediately.

     In the event there is a change in the control of CEL-SCI, the employment agreements with Ms. Prichep and Dr. Talor allow Ms. Prichep and/or Dr. Talor (as the case may be) to resign from her or his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary ($291,447 and $359,802 respectively). In addition, the unvested portion of any stock options held by the employee will vest immediately ($830,817 and $830,062 respectively). For purposes of the employment agreements, a change in the control of CEL-SCI means:
(1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

     The employment agreements with Ms. Prichep and Dr. Talor will also terminate upon the death of the employee, the employee's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by the employee. If the employment agreement is terminated for any of these reasons the employee, or her or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     CEL-SCI has a compensation committee comprised of Alexander Esterhazy,  Dr.
C. Richard Kinsolving and Dr. Peter Young, all of who are outside directors.

     During the year ended September 30, 2011, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

Loan from Officer and Director
------------------------------

     Between December 2008 and June 2009, Maximilian de Clara, CEL-SCI's President and a director, loaned CEL-SCI $1,104,057. The loan was initially payable at the end of March 2009, but was extended to the end of June 2009. At the time the loan was due, and in accordance with the loan agreement, CEL-SCI issued Mr. de Clara a warrant which entitles Mr. de Clara to purchase 1,648,244 shares of CEL-SCI's common stock at a price of $0.40 per share. The warrant is exercisable at any time prior to December 24, 2014. Although the loan was to be repaid from the proceeds of CEL-SCI's recent financing, CEL-SCI's Directors deemed it beneficial not to repay the loan and negotiated a second extension of the loan with Mr. de Clara on terms similar to the June 2009 financing. Pursuant to the terms of the second extension the note is now due on July 6, 2014, but, at Mr. de Clara's option, the loan can be converted into shares of CEL-SCI's common stock. The number of shares which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.40. As further consideration for the second extension, Mr. de Clara received warrants which allow Mr. de Clara to purchase 1,849,295 shares of CEL-SCI's common stock at a price of $0.50 per share at any time prior to January 6, 2015. On May 13, 2011, to recognize Mr. de Clara's willingness to agree to subordinate his note to theconvertible preferred shares and convertible debt as part of the settlement agreement, the Company extended the maturity date of the note to July 6, 2015. The loan from Mr. de Clara bears interest at 15% per year and is secured by a lien on substantially all of CEL-SCI's assets. CEL-SCI does not have the right to prepay the loan without Mr. de Clara's consent.

Stock Option, Bonus and Compensation Plans
------------------------------------------

     CEL-SCI has Incentive Stock Option Plans, Non-Qualified Stock Option, Stock Bonus and Stock Compensation Plans. All Stock Option, Bonus and Compensation Plans have been approved by the stockholders. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

     Incentive Stock Option Plan. The Incentive Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons who exercise options granted pursuant to the Plan. Only CEL-SCI's employees may be granted options pursuant to the Incentive Stock Option Plan.

     Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of CEL-SCI may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

     The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of CEL-SCI's outstanding shares).

     Non-Qualified Stock Option Plans. The Non-Qualified Stock Option Plans authorize the issuance of shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plans. CEL-SCI's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by CEL-SCI's Board of Directors.

     Stock Bonus Plan. Under the Stock Bonus Plans shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Stock Compensation Plan. Under the Stock Compensation Plan, shares of CEL-SCI's common stock may be issued to CEL-SCI's employees, directors, officers, consultants and advisors in payment of salaries, fees and other compensation owed to these persons. However, bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     Other Information Regarding the Plans. The Plans are administered by CEL-SCI's Compensation Committee ("the Committee"), each member of which is a director of CEL-SCI. The members of the Committee were selected by CEL-SCI's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

     In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan or Stock Compensation Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of CEL-SCI or the period of time a non-employee must provide services to CEL-SCI. At the time an employee ceases working for CEL-SCI (or at the time a non-employee ceases to perform services for CEL-SCI), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of CEL-SCI's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.

     Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

     The Board of Directors of CEL-SCI may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted.

Stock Options
-------------

     The following tables show information concerning the options granted during the fiscal year ended September 30, 2011, to the persons named below.

                                 Options Granted
                                 ---------------

                                                    Exercise
                              Grant      Options    Price Per    Expiration
   Name                       Date       Granted     Share          Date
   ----                       ----       -------    ---------    ----------

   Maximilian de Clara       4/15/11     250,000     $ 0.69       4/14/21

   Geert Kersten             4/15/11     300,000     $ 0.69       4/14/21

   Patricia B. Prichep       4/15/11     150,000     $ 0.69       4/14/21

   Eyal Talor, Ph.D.         4/15/11     150,000     $ 0.69       4/14/21

   Daniel Zimmerman, Ph.D.   4/15/11     150,000     $ 0.69       4/14/21

   John Cipriano             4/15/11     150,000     $ 0.69       4/14/21

                                Options Exercised
                                -----------------

                                          Shares
                        Date of          Acquired On              Value
        Name           Exercise           Exercise               Realized
        ----           --------           --------               --------

  None

     The following lists the outstanding options held by the persons named below as of February 15, 2012:

                        Shares Underlying Unexercised
                             Options Which are:
                        -----------------------------
                                                        Exercise    Expiration
 Name                   Exercisable   Unexercisable      Price          Date
 ----                   -----------   -------------     -------    -------------

 Maximilian de Clara     50,000                          0.48       09/21/15
                        100,000                          0.58       09/12/16
                        200,000                          0.63       09/13/17
                        200,000                          0.62       03/04/18
                      1,436,250 (1)                      0.25       04/23/19
                        166,667                          0.38       07/20/19
                         83,334                          0.48       07/20/20
                        471,999                          0.32       12/01/16
                        -------
                      2,708,250
                                        500,000 (2)      0.38       07/06/19
                                         83,333          0.38       07/20/19
                                        166,666          0.48       07/20/20
                                        250,000          0.69       04/14/21
                                        -------
                                       999,999

-------------------------------------------------------------------------------

                        Shares Underlying Unexercised
                             Options Which are:
                        -----------------------------
                                                        Exercise    Expiration
 Name                   Exercisable   Unexercisable      Price          Date
 ----                   -----------   -------------     -------    -------------

 Geert R. Kersten    1,890,000                           0.22       04/01/13
                        50,000                           0.48       09/21/15
                       200,000                           0.58       09/12/16
                       200,000                           0.63       09/13/17
                       200,000                           0.62       03/04/18
                     1,838,609 (1)                       0.25       04/23/19
                       200,000                           0.38       07/20/19
                       100,000                           0.48       07/20/20
                     1,254,400                           0.32       12/01/16
                     ---------
                     5,933,009
                                      4,000,000 (2)      0.38       07/06/19
                                        100,000          0.38       07/20/19
                                        200,000          0.48       07/20/20
                                        300,000          0.69       04/14/21
                                        -------
                                      4,600,000

--------------------------------------------------------------------------------

 Patricia B. Prichep    50,000                           0.33       04/26/15
                       243,000                           0.22       04/01/13
                       337,000                           0.22       04/01/13
                        30,000                           0.48       09/21/15
                        90,000                           0.58       09/12/16
                       100,000                           0.63       09/13/17
                       100,000                           0.62       03/04/18
                       717,096 (1)                       0.25       04/23/19
                       100,000                           0.38       07/20/19
                        50,000                           0.48       07/20/20
                       385,200                           0.32       12/01/16
                       -------
                     2,202,296
                                      3,000,000 (2)      0.38       07/06/19
                                         50,000          0.38       07/20/19
                                        100,000          0.48       07/20/20
                                        150,000          0.69       04/14/21
                                        -------
                                      3,300,000

--------------------------------------------------------------------------------

 Eyal Talor, Ph.D.      50,000                           0.33       04/26/15
                       374,166                           0.22       04/01/13
                        30,000                           0.48       09/21/15
                        80,000                           0.58       09/12/16
                       100,000                           0.63       09/13/17
                       100,000                           0.62       03/04/18
                       240,820 (1)                       0.25       04/23/19
                       100,000                           0.38       07/20/19
                        50,000                           0.48       07/20/20
                       277,733                           0.32       12/01/16
                       -------
                     1,402,719

                       Shares Underlying Unexercised
                             Options Which are:
                        -----------------------------
                                                        Exercise    Expiration
 Name                   Exercisable   Unexercisable      Price          Date
 ----                   -----------   -------------     -------    -------------
 Eyal Talor, Ph.D.
    cont'd                            3,000,000 (2)      0.38       07/06/19
                                         50,000          0.38       07/20/19
                                        100,000          0.48       07/20/20
                                        150,000          0.69       04/14/21
                                        -------
                                      3,300,000
-------------------------------------------------------------------------------

 Daniel Zimmerman,
 Ph.D.                  50,000                           0.33       04/16/15
                       392,000                           0.22       04/01/13
                        30,000                           0.48       09/21/15
                        60,000                           0.58       09/12/16
                        75,000                           0.63       09/13/17
                        75,000                           0.62       03/04/18
                       200,000 (3)                       0.38       07/15/14
                        50,000                           0.48       07/20/20
                       252,000                           0.32       12/01/16
                       -------
                     1,184,000
                                        100,000          0.48       07/20/20
                                        150,000          0.69       04/14/21
                                        -------
                                        250,000

--------------------------------------------------------------------------------

 John Cipriano          30,000                           0.48       09/21/15
                        60,000                           0.58       09/12/16
                        75,000                           0.63       09/13/17
                        75,000                           0.62       03/04/18
                        66,667                           1.93       09/30/19
                        50,000                           0.48       07/20/20
                        16,000                           0.32       12/01/16
                        ------
                       372,667
                                        33,333           1.93       09/30/19
                                       100,000           0.48       07/20/20
                                       150,000           0.69       04/14/21
                                       -------
                                       283,333

(1) Options awarded to employees who did not collect a salary, or reduced or deferred their salary between September 15, 2008 and June 30, 2009. For example, Mr. de Clara, Mr. Kersten and Ms. Prichep did not collect any salary between September 30, 2008 and June 30, 2009.

(2) Long-term performance options: The Board of Directors has identified the successful Phase III clinical trial for Multikine to be the most important corporate event to create shareholder value. Therefore, one third of the options can be exercised when the first 400 patients are enrolled in CEL-SCI's Phase III head and neck cancer clinical trial. One third of the options can be exercised when all of the patients have been enrolled in the Phase III clinical trial. One third of the options can be exercised when the Phase III trial is completed. The grant-date fair value of these options awarded to the senior management of the Company amounts to $3.3 million in total.

(3) Options awarded to employee during the period that he was a consultant to CEL-SCI.

     Summary. The following shows certain information as of February 15, 2012 concerning the stock options and stock bonuses granted by CEL-SCI. Each option represents the right to purchase one share of CEL-SCI's common stock.


                                Total      Shares
                               Shares   Reserved for    Shares      Remaining
                              Reserved  Outstanding   Issued as   Options/Shares
Name of Plan             Under Plans(1)   Options    Stock Bonus   Under Plans
------------             -------------- ------------  ----------- --------------
Incentive Stock Option
 Plans                      19,100,000   10,293,275          N/A     7,320,225
Non-Qualified Stock
 Option Plans               35,760,000   23,585,513          N/A     6,122,538
Stock Bonus Plans           13,940,000          N/A    7,905,228     6,032,484
Stock Compensation Plan     11,500,000          N/A    6,386,531     5,113,469

     (1) At the annual shareholders' meeting, CEL-SCI's shareholders will be asked to approve the adoption of CEL-SCI's 2012 Incentive Stock Option, Non-Qualified Stock Option and Stock Bonus Plans and to increase the number of shares issuable under CEL-SCI's Stock Compensation Plan. The amounts in this column do not include any shares issuable pursuant to the 2012 plans or the proposed amendment to the Stock Compensation Plan. As of the date of this proxy statement, CEL-SCI did not have any definitive agreements, arrangements, plans, intentions or commitments, written or oral, to issue any shares of its common stock pursuant to the 2012 plans or the proposed amendment to the Stock Compensation Plan.


     Of the shares issued pursuant to CEL-SCI's Stock Bonus Plans 1,881,559 shares were issued as part of CEL-SCI's contribution to its 401(k) plan.

     The following table shows the weighted average exercise price of the outstanding options granted pursuant to CEL-SCI's Incentive and Non-Qualified Stock Option Plans as of September 30, 2011, CEL-SCI's most recent fiscal year end. CEL-SCI's Incentive and Non-Qualified Stock Option Plans have been approved by CEL-SCI's shareholders.

                                                                Number of Securities
                                 Number                          Remaining Available
                              of Securities                     For Future Issuance
                               to be Issued  Weighted-Average      Under Equity
                             Upon Exercise  Exercise Price of   Compensation Plans,
                             of Outstanding  of Outstanding   Excluding Securities
Plan category                  Options (a)      Options       Reflected in Column (a)
----------------------------------------------------------------------------------

Incentive Stock Option Plans   11,168,041        $ 0.42           7,320,225
Non-Qualified Stock Option
 Plans                         23,461,240        $ 0.51           8,690,510

Compensation Committee

     During the year ending September 30, 2011 CEL-SCI had a Compensation Committee which was comprised of Alexander Esterhazy, C. Richard Kinsolving and Peter Young. During the year ended September 30, 2011 the Compensation Committee did not formerly meet as a separate committee, but rather held its meetings in conjunction with CEL-SCI's Board of Director's meetings.

     During the year ended September 30, 2011, no director of CEL-SCI was also an executive officer of another entity, which had an executive officer of CEL-SCI serving as a director of such entity or as a member of the compensation committee of such entity.

     The following is the report of the Compensation Committee:

     The key components of CEL-SCI's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is CEL-SCI's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the biotechnology field. Accordingly, data on compensation
practices  followed  by  other  companies  in  the  biotechnology   industry  is
considered.

     CEL-SCI's long-term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of CEL-SCI's common stock on the date of grant. To encourage retention, the ability to exercise options granted under the program is subject to vesting restrictions. Decisions made regarding the timing and size of option grants take into account the performance of both CEL-SCI and the employee, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective. Current option holdings are not considered when granting options.

     In April 2005 CEL-SCI entered into a three-year employment agreement with Maximilian de Clara, CEL-SCI's President. The April 2005 employment agreement, which is essentially the same as Mr. de Clara's two prior employment agreements, provides that during the employment term CEL-SCI will pay Mr. de Clara a salary of $363,000.

     On September 8, 2006 Mr. de Clara's employment agreement was extended to April 30, 2010. Mr. de Clara's employment agreement continued on a month to month basis from April 30, 2010 until August 30, 2010 when it was extended until August 30, 2013. In extending Mr. de Clara's employment contract, CEL-SCI's Compensation Committee considered various factors, including Mr. de Clara's performance in his area of responsibility, Mr. de Clara's experience in his position, and Mr. de Clara's length of service with the Company. During the fiscal year ending September 30, 2011, the compensation paid to Mr. de Clara was based on his employment contract.

     In August 2003, CEL-SCI entered into a three-year employment agreement with Geert R. Kersten. The employment agreement, which is essentially the same as Mr. Kersten's prior employment agreement, provides that during the term of the agreement CEL-SCI will pay Mr. Kersten an annual salary of $370,585. Effective

September 1, 2006 Mr. Kersten's employment agreement was extended to September 1, 2011. On September 1, 2011 Mr. Kersten's employment agreement was extended to August 31, 2016. In renewing Mr. Kersten's employment contract CEL-SCI's Compensation Committee considered various factors, including Mr. Kersten's performance in his area of responsibility, Mr. Kersten's experience in his position, and Mr. Kersten's length of service with CEL-SCI. During the fiscal year ending September 30, 2011, the compensation paid to Mr. Kersten was based on his employment contract.

     On August 30, 2010, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep provides that during the term of the agreement CEL-SCI will pay Ms. Prichep an annual salary of $194,298 plus any increases approved by the Board of Directors during the period of the employment agreement.

     On August 30, 2010, CEL-SCI also entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor provides that during the term of the agreement CEL-SCI will pay Dr. Talor an annual salary of $239,868 plus any increases approved by the Board of Directors during the period of the employment agreement.

     During the year ending September 30, 2011, the compensation paid to CEL-SCI's other executive officers was based on a variety of factors, including the performance in the executive's area of responsibility, the executive's individual performance, the executive's experience in his or her role, the executive's length of service with CEL-SCI, the achievement of specific goals established for CEL-SCI and its business, and, in certain instances, to the achievement of individual goals.

     Financial or stockholder value performance comparisons were not used to determine the compensation of CEL-SCI' other executive officers since CEL-SCI's financial performance and stockholder value are influenced to a substantial degree by external factors and as a result comparing the compensation payable to the other executive officers to CEL-SCI's financial or stock price performance can be misleading.

     During the year ended September 30, 2011 CEL-SCI granted options for the purchase of 1,150,000 shares of CEL-SCI's common stock to CEL-SCI's executive officers. In granting the options to CEL-SCI's executive officers, the Board of Directors considered the same factors which were used to determine the cash compensation paid to such officers.

     Except as otherwise disclosed in this proxy statement, during the year ended September 30, 2011, CEL-SCI did not issue any shares of its common stock to CEL-SCI's officers or directors in return for services provided to CEL-SCI.

     The foregoing  report has been approved by the members of the  Compensation
Committee:

                               Alexander Esterhazy
                              C. Richard Kinsolving
                                   Peter Young

Audit Committee

     During the year ended September 30, 2011 CEL-SCI had an Audit Committee comprised of Alexander Esterhazy, C. Richard Kinsolving and Peter Young. All members of the Audit Committee are independent as independence is defined by
Section 803 of the NYSE Amex's Listing Standards.  Dr. Peter Young serves as the audit committee's financial expert. The purpose of the Audit Committee is to review and approve the selection of CEL-SCI's independent registered public accounting firm and review CEL-SCI's financial statements with CEL-SCI's independent registered public accounting firm.

     During the fiscal year ended September 30, 2011, the Audit Committee met four times. All members of the Audit Committee attended these meetings.

     The following is the report of the Audit Committee:

     (1) The Audit Committee reviewed and discussed CEL-SCI's audited financial statements for the year ended September 30, 2011 with CEL-SCI's management.

     (2) The Audit Committee discussed with CEL-SCI's independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards (SAS) No. 114 "The Auditor's Communication With Those Charged With Governance".

     (3) The Audit Committee has received the written disclosures and the letter from CEL-SCI's independent registered public accounting firm required by PCAOB (Public Company Accounting Oversight Board) standards, and had discussed with CEL-SCI's independent registered public accounting firm the independent registered public accounting firm's independence; and

     (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CEL-SCI's Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Securities and Exchange Commission.

     (5) During the year ended September 30, 2011 CEL-SCI paid BDO USA LLP, CEL-SCI's independent registered public accounting firm, fees for professional services rendered for the audit of CEL-SCI's annual financial statements and the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year and all regulatory filings. The Audit Committee is of the opinion that these fees are consistent with maintaining its independence from CEL-SCI.

     The  foregoing  report  has  been  approved  by the  members  of the  Audit
Committee:

                             Alexander G. Esterhazy
                              C. Richard Kinsolving
                                   Peter Young

     CEL-SCI's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached CEL-SCI's proxy statement relating to its April 15, 2011 annual meeting of shareholders.

PROPOSAL TO ADOPT 2012 INCENTIVE STOCK OPTION PLAN

     Shareholders are being requested to vote on the adoption of CEL-SCI's 2012 Incentive Stock Option Plan. The purpose of the 2012 Incentive Stock Option Plan is to furnish additional compensation and incentives to CEL-SCI's officers and employees.

     The 2012 Incentive Stock Option Plan, if adopted, will authorize the issuance of up to 2,000,000 shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the plan. As of the date of this Proxy Statement, CEL-SCI had not granted any options pursuant to this plan.

     Any options under the 2012 Incentive Stock Option Plan must be granted before January 31, 2022. If adopted, the 2012 Incentive Stock Option Plan will function and be administered in the same manner as CEL-SCI's other Incentive Stock Option Plans. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2012 Incentive Stock Option Plan.

PROPOSAL TO ADOPT 2012 NON-QUALIFIED STOCK OPTION PLAN

     Shareholders are being requested to vote on the adoption of CEL-SCI's 2012 Non-Qualified Stock Option Plan. CEL-SCI's employees, directors and officers, and consultants or advisors to CEL-SCI are eligible to be granted options pursuant to the 2012 Non-Qualified Plan as may be determined by CEL-SCI's Board of Directors, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

     The 2012 Non-Qualified Plan, if adopted, will authorize the issuance of up to 2,000,000 shares of CEL-SCI's common stock to persons that exercise options granted pursuant to the Plan. As of the date of this Proxy Statement, CEL-SCI had not granted any options under the 2012 Non-Qualified Plan.

     The 2012 Non-Qualified Plan will function and be administered in the same manner as CEL-SCI's other Non-Qualified Plans. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2012 Non-Qualified Plan.

PROPOSAL TO ADOPT 2012 STOCK BONUS PLAN

     Shareholders are being requested to vote on the adoption of CEL-SCI's 2012 Stock Bonus Plan. The purpose of the 2012 Stock Bonus Plan is to furnish additional compensation and incentives to CEL-SCI's employees, directors, officers, consultants and advisors and to allow CEL-SCI to continue to make contributions to its 401(k) plan with shares of its common stock instead of cash.

     Since 1993 CEL-SCI has maintained a defined contribution retirement plan (also known as a 401(k) Plan) covering substantially all CEL-SCI's employees. Since 1998 CEL-SCI's contribution to the plan has been made in shares of CEL-SCI's common stock as opposed to cash. CEL-SCI's contribution of common stock is made quarterly and is valued based upon the price of CEL-SCI's common stock on the American Stock Exchange. The Board of Directors is of the opinion that contributions to the 401(k) plan with shares of CEL-SCI's common stock serves to further align the shareholder's interest with that of CEL-SCI's employees.

     The 2012 Stock Bonus Plan, if adopted, will authorize the issuance of up to 2,000,000 shares of CEL-SCI's common stock to persons granted stock bonuses pursuant to the plan. As of the date of this Proxy Statement, CEL-SCI had not granted any stock bonuses pursuant to the 2012 Stock Bonus Plan.

     The 2012 Stock Bonus Plan will function and be administered in the same manner as CEL-SCI's existing Stock Bonus Plans. The Board of Directors recommends that the shareholders of CEL-SCI approve the adoption of the 2012 Stock Bonus Plans.

PROPOSAL TO AMEND CEL-SCI'S STOCK COMPENSATION PLAN

     During the two years ended September 30, 2011 CEL-SCI did not issued any shares of its common stock to its officers, directors and employees in payment of salaries, fees and other compensation owed to these persons. To conserve cash, CEL-SCI expects that it may have to offer its officers, directors and employees the opportunity to receive shares of CEL-SCI's common stock in payment of amounts owed by CEL-SCI for services rendered.

     CEL-SCI's common stock trades on the NYSE Amex. NYSE Amex-listed corporations must obtain shareholder approval for arrangements which permit officers, directors, employees or consultants to receive a listed corporation's shares in payment of compensation.

     To comply with the NYSE Amex requirements in this regard CEL-SCI adopted a Stock Compensation Plan, which was approved by CEL-SCI's shareholders at the May 6, 2004 annual meeting, and which provided that shares of CEL-SCI'S common stock would be available for issuance under the Plan. Shareholders subsequently approved amendments to the Stock Compensation Plan which provided up to 11,500,000 shares would be available for issuance under the plan.

     So that CEL-SCI may continue to offer shares of its common stock in payment of compensation owed, CEL-SCI's Board of Directors, subject to shareholder approval, has approved an amendment to the Stock Compensation Plan so that an additional 2,000,000 shares of restricted common stock would be available for issuance under the Plan. The Board of Directors recommends that the shareholders of CEL-SCI approve the amendment to the Stock Compensation Plan.

PROPOSAL TO AMEND CEL-SCI'S ARTICLES OF INCORPORATION SUCH THAT CEL-SCI WOULD BE AUTHORIZED TO ISSUE 600,000,000 SHARES OF COMMON STOCK

     CEL-SCI is presently authorized to issue 450,000,000 shares of common stock. As of January 31, 2012, CEL-SCI had 246,878,579 outstanding shares of common stock. Approximately 101,300,000 additional shares could be issued upon the conversion of outstanding promissory notes, the payment of interest or principal on the promissory notes, or the exercise of outstanding options and warrants.

     Due to the lack of any significant revenues, CEL-SCI has relied upon proceeds from the private sales of its common stock, as well as securities convertible into common stock, to meet its funding requirements.

     CEL-SCI needs to increase its authorized shares of common stock to accommodate the additional shares which may be issued if all outstanding options, warrants and convertible securities were exercised or converted and to allow CEL-SCI to raise additional capital through the sale of common stock or securities convertible into common stock.

     Although CEL-SCI will be required to fund its operations through the sale of its securities until significant revenues are generated from the commercial sale of its products, as of the date of this proxy statement, CEL-SCI did not have any definitive agreements, arrangements, plans, intentions or commitments, written or oral, with any person to sell or issue any additional shares of its common stock, whether for cash or otherwise, except for CEL-SCI's obligation to issue common stock upon the exercise of outstanding options and warrants or the conversion of notes.

     If this proposal is not adopted, it may not be possible to raise the funds needed to complete its Phase III trial for Multikine.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected BDO USA, LLP, an independent registered public accounting firm, to audit the books and records of CEL-SCI for the fiscal year ending September 30, 2012. BDO USA served as CEL-SCI's independent registered public accounting firm for the fiscal year ended September 30, 2011. A representative of BDO USA is expected to be present at the shareholders' meeting.

     BDO USA, LLP served as CEL-SCI's auditors for the years ended September 30, 2011 and 2010. The following table shows the aggregate fees billed to CEL-SCI during these years by BDO USA, LLP:

                                                Year Ended September 30,
                                                ------------------------
                                                2011                2010
                                                ----                ----

Audit Fees                                  $237,835             $232,725
Audit-Related Fees                                --                   --
Tax Fees                                          --                   --
All Other Fees                                 4,370               44,126

     Audit fees represent amounts billed for professional services rendered for the audit of CEL-SCI's annual financial statements, including the audit of internal control over financial reporting, the reviews of the financial statements included in CEL-SCI's 10-Q reports for the fiscal year, and all regulatory filings. All other fees represent amounts paid to BDO USA, LLP for their work on an application for a PPACA grant applied for by CEL-SCI. Before BDO USA, LLP was engaged by CEL-SCI to render audit or non-audit services, the engagement was approved by CEL-SCI's audit committee. CEL-SCI's Board of Directors is of the opinion that all the fees charged by BDO USA, LLP are consistent with BDO USA, LLP maintaining its independence from CEL-SCI.

     The board of directors recommends that the shareholders of CEL-SCI approve its selection of BDO USA, LLP as CEL-SCI's independent public accounting firm to audit the books and records of CEL-SCI for the year ending September 30, 2012.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     CEL-SCI's Annual Report on Form 10-K for the year ending September 30, 2011 will be sent to any shareholder of CEL-SCI upon request. Requests for a copy of this report should be addressed to the Secretary of CEL-SCI at the address provided on the first page of this proxy statement.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal which may properly be included in the proxy solicitation material for the annual meeting of shareholders following CEL-SCI's year ending September 30, 2012 must be received by the Secretary of CEL-SCI no later than January 31, 2013.

                                     GENERAL

     The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by CEL-SCI including any additional solicitation made by letter, telephone or telegraph. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject CEL-SCI to additional expense. CEL-SCI's annual report, including financial statements for the 2011 fiscal year, is included in this mailing.

     CEL-SCI's Board of Directors does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.


          Please complete, sign and return the attached proxy promptly.

                            CEL-SCI CORPORATION                           PROXY
             This Proxy is solicited by CEL-SCI's Board of Directors

The undersigned stockholder of CEL-SCI acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held April 20, 2012, 10:30 a.m. local time, at 4820-C Seton Drive, Baltimore, MD 21215, and hereby appoints Maximilian de Clara and Geert R. Kersten with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorneys and Proxies may do or cause to be done by virtue hereof. The above named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2-7.

(1) To elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year.

        [ ] FOR all nominees listed below (except as marked to the contrary below)

        [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

   Nominees:   Maximilian de Clara    Geert R. Kersten    Alexander G. Esterhazy
               C. Richard Kinsolving  Peter R. Young

(2)  To approve the adoption of the Company's 2012 Incentive Stock Option Plan.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(3)  To approve the adoption of the Company's  2012  Non-Qualified  Stock Option
     Plan.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(4)  To approve the adoption of the Company's 2012 Stock Bonus Plan.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(5) To approve an amendment to the Company's Stock Compensation Plan so that an additional 2,000,000 restricted shares of CEL-SCI's common stock are available for issuance under the Plan

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(6) To amend the Company's Articles of Incorporation such that the Company would be authorized to issue 600,000,000 shares of common stock.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

(7) To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2012.

                   [ ] FOR       [ ] AGAINST     [ ]  ABSTAIN

    To transact such other business as may properly come before the meeting.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1 THROUGH 7.

                                Dated this _____ day of ___________, 2012

                                _____________________________________
                                           (Signature)

                                _____________________________________
                                           (Signature)

     Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing. Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.


           Send the proxy statement by regular mail, email, or fax to:

                               CEL-SCI Corporation
                              Attn: Gavin de Windt
                             8229 Boone Blvd., #802
                                Vienna, VA 22182
                               Phone: 703-506-9460
                                Fax: 703-506-9471
                           Email: gdewindt@cel-sci.com

                         IMPORTANT ANNUAL STOCKHOLDERS'
                    MEETING INFORMATION -- YOUR VOTE COUNTS!

    Stockholder Meeting Notice

     Important Notice Regarding the Availability of Proxy Materials for the
      CEL-SCI Corporation Stockholder Meeting to be Held on April 20, 2012

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement, annual report and letter to shareholders are available at:

                           www.envisionreports.com/CVM

     Easy Online Access -- A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares.
     Step 1: Go to www.envisionreports.com/CVM to view the materials.
     Step 2: Click on Cast Your Vote or Request Materials.
     Step 3: Follow the instructions on the screen to log in.
     Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

     Obtaining a Copy of the Proxy Materials - If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 10, 2012 to facilitate timely delivery. 017EIB

Stockholder Meeting Notice

CEL-SCI Corporation's Annual Meeting of Stockholders will be held at 4820-C Seton Drive, Baltimore, MD 21215, on April 20, 2012, at 10:30 a.m. local time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. To elect the persons who shall constitute CEL-SCI's Board of Directors for the ensuing year.

       01- Maximilian de Clara   02- Geert R. Kersten 03- Alexander G. Esterhazy
       04- C. Richard Kinsolving 05- Peter R. Young

2. To approve the adoption of CEL-SCI's 2012 Incentive Stock Option Plan.

3. To approve the adoption of CEL-SCI's 2012 Non-Qualified Stock Option Plan.

4. To approve the adoption of CEL-SCI's 2012 Stock Bonus Plan.

5. To approve an amendment to CEL-SCI's Stock Compensation Plan so that an additional 2,000,000 restricted shares of CEL-SCI's common stock are available for issuance under the Plan.

6. To approve an amendment to CEL-SCI's Articles of Incorporation that would provide for the issuance of up to 600,000,000 shares of common stock.

7. To ratify the appointment of BDO USA, LLP as CEL-SCI's independent registered public accounting firm for the fiscal year ending September 30, 2012.

     To transact such other business as may properly come before the meeting.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

--------------------------------------------------------------------------------

     Here's how to order a copy of the proxy materials and select a future delivery preference:

     Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

     Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

     If you request an email copy of current materials you will receive an email with a link to the materials.

     PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

             _ Internet - Go to www.envisionreports.com/CVM. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

             _ Telephone - Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

             _ Email - Send email to investorvote@computershare.com with "Proxy Materials CEL-SCI Corporation" in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

     To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 10, 2012.

                                       3